AVONDALE INCORPORATED
CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
AUGUST 25, 2006

AVONDALE INCORPORATED

AVONDALE INCORPORATED
CONSOLIDATED STATEMENT OF NET ASSETS IN LIQUIDATION (UNAUDITED)
(In thousands)

August 25,
2006
ASSETS
Cash and cash equivalents	$85,128
Accounts receivable	45,600
Inventories	5,089
Assets — salvage	45,595
Other assets	1,838

Total assets	183,250

LIABILITIES
Accounts payable	10,711
Accrued compensation, benefits and related expenses	6,612
Accrued interest	1,419
Other accrued expenses and liabilities	12,896
Debt	90,000
Commitments and contingencies	—

Total liabilities	121,638

NET ASSETS IN LIQUIDATION	$61,612

The accompanying notes are an integral part of these consolidated financial statements.

AVONDALE INCORPORATED
CONSOLIDATED STATEMENTS OF NET INCOME (LOSS) (UNAUDITED)
(In thousands)

	August 27,	May 27, 2006
	2005 to	to August 25,	Fiscal Year
	May 26, 2006	2006	Ended
	(Going Concern	(Liquidation	August 25,
	Basis)	Basis)	2006
Net sales	$283,037	$85,835	$368,872
Operating costs and expenses
Cost of goods sold	278,661	98,117	376,778
Depreciation	21,143	—	21,143
Selling and administrative expenses	19,115	3,944	23,059
Restructuring charges, net	7,800	—	7,800

Operating loss	(43,682)	(16,226)	(59,908)
Interest expense, net	11,939	2,121	14,060
Discount and expenses on sales of receivables	1,841	371	2,212
Gain on insurance settlement	(85,838)	—	(85,838)
Adjustments to liquidation basis	—	71,884	71,884
Other income, net	(3,064)	(4)	(3,068)

Income (loss) before income taxes	31,440	(90,598)	(59,158)
Benefit of (provision for) income taxes	(10,425)	26,435	16,010

Net income (loss)	$21,015	$(64,163)	$(43,148)

The accompanying notes are an integral part of these consolidated financial statements.

AVONDALE INCORPORATED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (UNAUDITED)
FOR THE PERIOD AUGUST 27, 2005 TO MAY 26, 2006 (GOING CONCERN BASIS)
AND CHANGES IN NET ASSETS IN LIQUIDATION (UNAUDITED)
FOR THE PERIOD MAY 27, 2006 TO AUGUST 25, 2006 (LIQUIDATION BASIS)
(In thousands)

Shareholders’ equity at August 26, 2005	$104,760
Net income	21,015

Shareholders’ equity at May 26, 2006	125,775
Net loss in liquidation	(64,163)

Net assets in liquidation at August 25, 2006	$61,612

The accompanying notes are an integral part of these consolidated financial statements.

AVONDALE INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	August 27,	May 27, 2006
	2005 to	to August 25,	Fiscal Year
	May 26, 2006	2006	Ended
	(Going	(Liquidation	August, 25
	Concern Basis)	Basis)	2006
Operating activities
Net income (loss)	$21,015	$(64,163)	$(43,148)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	21,691	—	21,691
Deferred income tax provision (benefit)	10,213	(26,435)	(16,222)
Loss on disposal of equipment and restructuring charges, net	3,550	4,840	8,390
Adjustments to liquidation basis	—	62,452	62,452
Sales (repurchases) of accounts receivable, net	17,111	(34,222)	(17,111)
Changes in operating assets and liabilities
Accounts receivable	27,352	10,119	37,471
Inventories	81	74,736	74,817
Insurance claims receivable	5,266	—	5,266
Other assets and liabilities, net	(633)	(1,215)	(1,848)
Accounts payable and accrued expenses	(8,830)	(27,150)	(35,980)

Net cash provided by (used in) operating activities	96,816	(1,038)	95,778
Investing activities
Purchase of property, plant and equipment	(8,785)	(4,054)	(12,839)
Proceeds from sale of property, plant and equipment, assets held for sale and assets — salvage	5,835	42,286	48,121

Net cash (used in) provided by investing activities	(2,950)	38,232	35,282
Financing activities
Repayment of senior notes	—	(41,677)	(41,677)
Borrowings (payments) on revolving line of credit, net	5,000	(5,000)	—
Payments on equipment note	(3,244)	(5,943)	(9,187)

Net cash provided by (used in) financing activities	1,756	(52,620)	(50,864)

Increase (decrease) in cash and cash equivalents	95,622	(15,426)	80,196
Cash and cash equivalents at beginning of period	4,932	100,554	4,932

Cash and cash equivalents at end of period	$100,554	$85,128	$85,128

The accompanying notes are an integral part of these consolidated financial statements.

AVONDALE INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
     1.  Plan of Liquidation: On May 26, 2006, the Company’s Board of Directors determined that in order to maximize value for the Company’s creditors and shareholders, the Company should implement a plan of liquidation (the “Plan”) to discontinue ongoing business operations, permanently withdraw assets from use in the Company’s business, transfer such assets to salvage accounts and sell non-cash assets in an orderly manner, including through the sale of stock of one or more subsidiaries or by selling individual assets (the “Asset Sales”).
     The Company will continue in existence until its final dissolution, which is expected to occur after final resolution of outstanding litigation and payment of liabilities. During this period, the Company will not operate as a going concern. The Plan gives management the authority to sell any and all assets and provides that liquidating distributions be made to the shareholders as determined by the Board of Directors. However, before any proceeds from Asset Sales or final resolution of litigation are distributed to shareholders, the Company intends to satisfy outstanding liabilities and pay various expenses, including expenses of winding down the business and funding the suit against Norfolk Southern. The Company currently believes that following the Asset Sales, completion of the liquidation, conclusion of the Norfolk Southern litigation and satisfaction of outstanding liabilities, it will have sufficient proceeds to make one or more liquidating distributions to the shareholders. However, it is difficult to predict with certainty the timing or amount, if any, of the Asset Sales, the results of the Norfolk Southern litigation and any resulting liquidating distribution to shareholders.
     Norfolk Southern Derailment:  On January 6, 2005, a Norfolk Southern freight train collided with a stationary Norfolk Southern train parked on a railroad spur near the Company’s manufacturing and administrative facilities in Graniteville, South Carolina. In the ensuing derailment (the “Norfolk Southern Derailment”), rail cars ended up on the Company’s property, and a tanker car was breached, releasing toxic and corrosive chlorine gas. Nine individuals, six of whom were Company associates, were killed by chlorine gas inhalation and many others were hospitalized as a result of their injuries. In addition, Company facilities suffered substantial damage from the highly corrosive properties of the chlorine gas.
     Initial recovery efforts focused on restarting equipment and production of goods for customers. These early efforts included emergency repairs to damaged facilities and equipment, installation of temporary boilers, and replacement of electrical distribution, air compressors and computer equipment and systems. As a result, certain operations in all facilities and shipments of finished goods from all of the Company’s distribution centers were resumed to the extent possible. However, the Company was unable to return to full operating levels due to the extent of the damage to its facilities and the degree of disruption to its operations caused by the recovery efforts. Moreover, efforts to halt the corrosive effects of the chlorine exposure were not successful and equipment failures continued to be experienced.
     Subsequent restoration and recovery efforts, using protocols developed in concert with the Company’s property insurer, were focused first on the cleaning and restoration of affected buildings to minimize further chloride contamination of the equipment, and secondly on the continued emergency repair or replacement of equipment experiencing failures and stoppages within those buildings. These actions required the systematic, temporary shutdown of the affected equipment and, accordingly, the initial cleaning, restoration and replacement process was scheduled to minimize the amount of equipment offline at any given time. To accommodate full remediation of its facilities and equipment, however, the Company was required to permanently reduce productive capacities. See further discussion of restructuring activities and facility closures at Note 4.
     During this process, the Company was involved in the adjudication of its property insurance claim. Due to the magnitude of the damage losses and associated recovery and restoration costs, the Company was compelled to seek advance approval and funding from its insurer. To its detriment, the Company had to fund these substantial expenditures in advance of interim insurance payments.
     Ultimately, the Company was unable to identify cleaning and restoration protocols that would successfully or economically halt the corrosion, repair the damage caused by the chlorine exposure and return the affected facilities and equipment to pre-loss condition. As a result, the Company was faced with an expensive replacement of damaged assets in addition to the lost business, higher manufacturing costs and lower profits related to the reduction in productive capacities stemming from the Norfolk Southern Derailment.

AVONDALE INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)
     In the fall of 2005, the Company filed suit against Norfolk Southern Corporation, Norfolk Southern Railway Company and certain individuals for damages sustained as a result of the defendants’ negligent and other tortious conduct in connection with the Norfolk Southern Derailment. The Company’s complaint alleges, among other things, negligence, gross negligence, strict liability, nuisance and trespass. In addition, the complaint alleges that the defendants’ conduct resulted in damages including, but not limited to, inspection and testing costs, property losses, clean up and remediation costs, business interruption losses, increased administrative costs and out-of-pocket expenses, and damage to the long-term value of the Company’s business. In this suit, the Company is asking for actual and punitive damages of an unspecified amount. The Company believes that it has meritorious claims against Norfolk Southern to fully recover the losses caused by the Norfolk Southern Derailment, and is vigorously pursuing these claims.
     Insurance Settlement:  On May 16, 2006, the Company entered into a covenant not to sue and settlement agreement with its primary property and casualty insurer, Factory Mutual Insurance Company (“FMIC”), in connection with the Norfolk Southern Derailment (the “Settlement Agreement”).
     Prior to the Settlement Agreement, the Company recognized a liability for costs related to the clean up, restoration and replacement of facilities and equipment damaged as a result of the Norfolk Southern Derailment, generally at the time materials were received or services were rendered. The Company established a net insurance claims receivable for those out-of-pocket costs incurred and impairment losses recognized upon write-off of the net book value of damaged assets identified and replaced which were recoverable from FMIC. Other out-of-pocket costs incurred in connection with the incident but not specifically recoverable from insurers, including legal fees related to the adjudication of the insurance claim as well as litigation with third parties, certain consulting fees and policy deductibles, were expensed in the periods incurred. Gains equal to the excess of the replacement costs of the new assets over the net book value of the damaged assets retired were not recognized until final settlement. In connection with the May 16, 2006 settlement, the Company recognized a gain of approximately $85.8 million, representing the amount of the settlement proceeds in excess of the insurance claims receivable at the date of the settlement.
     Under the Settlement Agreement, the Company agreed to the total sum of $215 million to resolve all of the Company’s claims (including, but not limited to, bad faith or punitive or extra-contractual damages claims) against FMIC arising from or related in any way to the Norfolk Southern Derailment and discharge the Company from further response to the insurance policy adjustment, proof and appraisal requirements. Of this amount, $115 million had previously been paid to the Company by FMIC and re-invested into repair or remediation activities. In exchange, the Company agreed not to sue FMIC for any claims related to the Norfolk Southern Derailment. The Settlement Agreement does not require the Company to use the settlement proceeds for repair or remediation of its facilities damaged by the Norfolk Southern Derailment. Management believes the Settlement Agreement amount is substantially less than the full value of the losses incurred as a result of the Norfolk Southern Derailment.
     Additionally under the Settlement Agreement, both the Company and FMIC have the right to separately settle respective claims against Norfolk Southern. The Company and FMIC agreed that, in the event of a jury award of any separate compensatory damages to the Company and FMIC, the Company and FMIC will retain the separate damages awarded to them respectively. In the event of a joint settlement among the Company, FMIC and Norfolk Southern or a jury award where compensatory damages are not separately allocated between the Company and FMIC, the Company and FMIC have agreed to a division of the joint settlement or award as follows: the Company will receive the first $5 million awarded as compensatory damages; FMIC will receive the next $100 million awarded as compensatory damages; the Company will receive the next $10 million awarded as compensatory damages; FMIC will receive the next $115 million awarded as compensatory damages; and the Company will receive any additional amounts awarded as compensatory damages and all amounts awarded as punitive damages.
     Finally, the Company agreed to share certain costs with FMIC with respect to the Norfolk Southern suit, such as costs of consultants and experts, on a 50/50 basis, provided that the allocation of these costs will be adjusted on a pro rata basis at the conclusion of the Norfolk Southern suit based upon the full amount of recovery received by each party. As a result of the Settlement Agreement, the amount of certain awards or settlement amounts

AVONDALE INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)
received by the Company, if any, in connection with the Norfolk Southern suit could be significantly reduced due to amounts payable to FMIC.
     Strategic Assessment:  Due to the additional operational and financial stress created by the Norfolk Southern Derailment, the Company’s Board of Directors directed management to continue its assessment and consideration of a range of strategic alternatives, including a potential liquidation of all or a substantial part of its assets (which might include a sale of one or more of its facilities and other assets or lines of business) and a potential restructuring of its capital structure and a portion of its operations (the “Strategic Review”). Additionally, the Company engaged Conway, Del Genio, Gries & Co., LLC (“CDG”) as a financial advisor to assist in the Strategic Review. Management and CDG concluded that: (1) it would not be prudent for the Company to continue to invest in the repair or remediation of the damage caused by the Norfolk Southern Derailment and (2) profitable ongoing operations of the Company’s business (or any portion of the business) were not viable based on the damage caused by the Norfolk Southern Derailment. Based upon the recommendations of management and CDG and after review of other relevant information, the Company’s Board of Directors determined that, in order to maximize value for the Company’s creditors and shareholders, the Company should discontinue its ongoing business operations, permanently withdraw its assets from use in the Company’s business, transfer such assets to salvage asset accounts and commence the Asset Sales.
     2. Organization and Basis of Presentation:  The accompanying consolidated financial statements include the accounts of Avondale Incorporated and its wholly owned subsidiary, Avondale Mills, Inc. (“Avondale Mills”) (collectively, the “Company”). All significant intercompany accounts and transactions have been eliminated. The Company’s fiscal year ended August 25, 2006 contained 52 weeks.
     Avondale Funding, LLC (“Funding”), formerly a wholly owned special purpose subsidiary of Avondale Mills, was established to provide financing through the sale of accounts receivable generated by the Company. Prior to the merger of Funding into Avondale Mills, which is described more fully in Note 5, the Company accounted for its investment in Funding using the equity method of accounting.
     Avondale Incorporated is a holding company and has no operations, liabilities or assets other than those related to its investment in Avondale Mills.
     Liquidation Basis of Accounting: As a result of implementation of the Plan, the Company adopted the liquidation basis of accounting effective May 27, 2006. This basis of accounting is considered appropriate when, among other things, liquidation of a company is probable and the net realizable values of assets are reasonably determinable. Under this basis of accounting, assets are stated at their estimated net realizable values and liabilities, including estimated costs associated with carrying out the Plan, are stated at their estimated settlement amounts.
     Assets — Salvage: Prior to adoption of the liquidation basis of accounting, property, plant and equipment was stated at cost, net of accumulated depreciation, and assets held for sale were stated at the lower of cost, net of accumulated depreciation, or estimated fair value. With implementation of the Plan, these assets were transferred to salvage asset accounts. Based upon a comprehensive review, the Company determined that the value of certain of these assets was impaired and recorded non-cash charges of $18.8 million and $27.9 million to write down the carrying values of buildings and machinery and equipment, respectively, during the period from May 27, 2006 to August 25, 2006. As the Company is unable to predict the timing and net proceeds of sales of the assets not considered to be impaired, no adjustment has been made to record potential unrealized gains or increase the carrying values of these assets beyond their net book values at May 26, 2006. Depreciation has not been recorded since implementation of the Plan.
     Assets — salvage at August 25, 2006 are as follows (in thousands):

Land	$6,276
Buildings	10,755
Equipment	28,564

Assets — salvage	$45,595

AVONDALE INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)
     During the period from May 27, 2006 to August 25, 2006, proceeds of sales of assets — salvage were $42.3 million and included the following transactions:
•	Sale of three linked ring spinning plants located in Alexander City, Alabama, Rockford, Alabama and Graniteville, South Carolina;

•	Sale of the trucking operation based in Sylacauga, Alabama;

•	Sale of the Woodhead fabric coating plant in Graniteville, South Carolina;

•	Sale of a closed open end yarn plant in Burnsville, North Carolina;

•	Sale of various parcels of land; and

•	Sale of various machinery and equipment.
The Company realized a loss of $4.8 million on these sales.
     Debt: Debt outstanding at August 25, 2006 consists solely of the 10.25% Senior Subordinated Notes due 2013 (the “2013 Notes”). Interest on the 2013 Notes is due semiannually, on January 1 and July 1. On or after July 1, 2008, the 2013 Notes are redeemable at the Company’s option, in whole or in part, at a redemption price of 105.125%, which declines in intervals to 100% in 2011 and thereafter. Earlier redemption of the 2013 Notes will require the unanimous consent of holders of the notes and, based on discussions with two significant holders, payment of a redemption price of up to approximately 112% of par, representing a premium of approximately $10.6 million. As the timing and price of an early redemption is uncertain, the 2013 Notes are included in the consolidated statement of net assets in liquidation at August 25, 2006 at par value of $90 million and the potential redemption premium has not been recorded in the adjustments for liquidation basis for the period from May 27, 2006 to August 25, 2006. In addition, interest expense related to the 2013 Notes has not been estimated and accrued beyond August 25, 2006 in the consolidated financial statements.
     Reserve for Estimated Costs During Liquidation: In accordance with the liquidation basis of accounting, the following future costs were estimated and accrued in the consolidated financial statements at August 25, 2006 (in thousands):

Severance	$3,550
Legal fees and other litigation costs	2,000
Contract and lease breakage fees	4,900

Reserve for estimated costs during liquidation	$10,450

     Due to uncertainty as to the timing and realization of asset sales, the length of time that personnel will be retained, the magnitude of costs associated with cessation of operations, the timing and settlement amounts related to discharging known and contingent liabilities, and other factors, future costs for such items as professional and legal fees associated with general corporate affairs, ongoing maintenance and security of properties, and salaries and wages of associates retained during the liquidation have not been estimated and accrued at August 25, 2006. Additionally, future interest income on excess cash investments during the period of liquidation has not been estimated and accrued at August 25, 2006.
     As described in Note 1, the Company is the plaintiff in a suit against Norfolk Southern. The Company expects to incur substantial future costs and expenses in pursuing its claims in connection with the Norfolk Southern Derailment and believes that it will succeed in its claims. However, such costs and proceeds from a successful verdict or settlement are not determinable and have not been accrued at August 25, 2006.

AVONDALE INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)
     Adjustment to Liquidation Basis: Components of the adjustment to liquidation basis as included in the consolidated statement of net income (loss) for the period from May 27, 2006 to August 25, 2006 are as follows (in thousands):

Decrease to reflect estimated fair value of property, plant and equipment.	$46,944
Decrease to reflect estimated fair value of inventories	3,191
Increase to reflect estimated settlement value of post-retirement benefits	(4,925)
Loss realized on disposal of property, plant and equipment	4,786
Reserve for estimated costs during liquidation	10,450
Write-off of goodwill	2,951
Write-off of unamortized debt issue costs	3,121
Write-off of capitalized software	2,238
Write-off of prepaid insurance	1,221
Other	1,907

Adjustment to reflect change to liquidation basis of accounting	$71,884

     Significant Estimates: The application of the liquidation basis of accounting requires management to make significant estimates and assumptions that affect the reported amounts of net realizable assets, estimated costs to be incurred during the liquidation period and disclosure of contingent assets and liabilities at the date of the financial statements. Among other things, the estimates may be based on assumptions about future conditions, transactions or events whose outcome is uncertain. Therefore, it is likely that the actual outcome and settlement of assets and liabilities through completion of the Plan will differ from management’s initial estimates and those differences may be significant.
     As noted above, certain adjustments and accruals pursuant to the liquidation basis of accounting have not been recorded in the consolidated financial statements due to the uncertainties regarding the underlying estimates and likelihood that the actual outcomes will differ from management’s estimates at this time. As a result of the absence of these adjustments and accruals, the consolidated financial statements are not in conformity with generally accepted accounting principles on the liquidation basis of accounting. As additional information becomes available and resolution of these contingencies occurs, management will record adjustments appropriately. Any resulting gains or losses from such adjustments during the liquidation period will be reflected as increases or decreases in net assets in liquidation.
     3. Summary of Other Significant Accounting Policies:
     Cash and Cash Equivalents: Cash and cash equivalents are stated at fair value. The Company considers all highly liquid investments having maturities of three months or less to be cash equivalents. Cash balances held in financial institutions may be in excess of federally insured amounts.
     Accounts Receivable: Accounts receivable is stated at expected collectible amounts and pertain, primarily, to credit lines that the Company extended to former customers in the normal course of business and amounts due from Asset Sales.
     Inventories: Inventories are stated at estimated net realizable value. Prior to the Plan, inventories were stated at the lower of cost or market value. Except certain supply inventories valued on an average cost basis, the cost of the Company’s inventories was determined on a last-in, first-out (LIFO) basis.
     Other Assets: Other assets consist primarily of cash deposits held by a former lender in support of outstanding letters of credit associated with the Company’s self-insurance programs that provide workers’ compensation benefits. The deposits are expected to be fully recoverable.

AVONDALE INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)
     Accrued Compensation, Benefits and Related Expenses:  Accrued compensation, benefits and related expenses consist primarily of accrued payroll through August 25, 2006 and estimated settlement amounts for workers’ compensation, disability and medical benefits. Components of accrued compensation, benefits and related expenses at August 25, 2006 are as follows (in thousands):

Workers’ compensation benefits	$4,518
Disability and group medical benefits	1,245
Payroll and other	849

$6,612

     Prior to the Plan, the Company maintained self-insurance programs, which provided workers’ compensation benefits, long-term disability benefits and medical and dental benefits for its associates. On July 31, 2006, the medical, dental and life insurance benefit plans were terminated by the Company, as allowed under the provisions of those plans. Settlement amounts for the long-term disability, medical and dental benefits were recorded as of August 25, 2006 based on estimates of management, which considered claims payment experience, estimates by the administrator of the medical and benefit plans and current conditions, which may affect future experience. Settlement amounts for workers’ compensation benefits were recorded as of August 25, 2006 based on actuarial estimates, claims payment experience and current conditions, which may affect future experience. Actual experience may differ from these estimates.
     Other Accrued Expenses and Liabilities:  Other accrued expenses and liabilities consist primarily of amounts incurred by, and owed at, August 25, 2006 for property taxes, operating costs during the wind down of the business, maintenance and security costs of unsold facilities, and professional fees relating to the wind down of operations and outstanding litigation, including the Company’s claim against Norfolk Southern. Also included are the future costs and expenses estimated and accrued within the reserve for estimated costs during liquidation such as severance payments to salaried associates, deferred compensation amounts due key members of management, and estimated costs relating to environmental matters, claims and legal contingencies. As described in Note 2, other future costs and expenses have not been estimated and accrued at August 25, 2006. Components of other accrued expenses and liabilities at August 25, 2006 are as follows (in thousands):

Severance	$3,550
Environmental	2,125
Property taxes	1,795
Deferred compensation	1,350
Other	4,076

$12,896

     4. Restructuring Charges, Net: As described in Note 1, the Norfolk Southern Derailment resulted in significant damage and disruption to the Company’s business operations. Although the Company attempted to achieve and maintain pre-loss production schedules and levels of output, the extent and consequences of the damage and disruption were too great to do so. To accommodate full remediation of its facilities and equipment, the Company was required to permanently reduce productive capacities. Due to product flow and interdependence of the Company’s manufacturing facilities, this action impacted operations across the Company.
     In October 2005, the Company announced that the capacity of a major fabric finishing facility located in Graniteville, South Carolina would be reduced by approximately 50%. Along with this reduction in finishing capacity and corresponding reduction in greige fabric requirements, weaving production of an integrated manufacturing facility located in Graniteville was consolidated into two other operations located in the area. Furthermore, with the reduction in weaving production, the open-end spinning production of an integrated manufacturing facility located in Graniteville also was shut down.

AVONDALE INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)
     In April 2006, the Company announced the closing of an open-end yarn plant located in Monroe, Georgia and a denim finishing plant located in Augusta, Georgia in order to further rationalize manufacturing capacities and thereby optimize manufacturing costs per unit produced.
     In connection with these actions, the Company recorded facility restructuring charges of approximately $7.8 million during the period from August 27, 2005 to May 26, 2006, including non-cash charges of approximately $7.2 million to write down the affected equipment and supplies and parts inventories to estimated net realizable value and approximately $400,000 to accrue minor disposal and other non-operating costs. Employee separation costs associated with the restructuring activities were approximately $200,000. The facility restructuring and associated sale of excess equipment were completed prior to implementation of the Plan, and no restructuring costs remain unpaid as of August 25, 2006.
     No additional facility restructuring charges were recorded for the period from May 27, 2006 to August 25, 2006, following the Company’s implementation of the Plan.
     5. Receivables Securitization Facilities:  Prior to the Plan, the Company and Funding maintained an arrangement (“Receivables Securitization Facility”) with General Electric Capital Corporation (“GECC”), an independent issuer of receivables-backed commercial paper, to provide financing through the sale of undivided interests in certain trade receivables (“Receivables”) originated by the Company. The Company sold, or transferred as a contribution of capital, the Receivables, at a discount and without recourse, to Funding, whose sole business purpose was the acquisition and financing of the Receivables. Funding sold an undivided interest in a specified portion of the Receivables to GECC to provide the funds required to purchase the Receivables from the Company.
     The discount rate on the Receivables purchased from the Company by Funding was based on the fair market value of the Receivables. The discount rate on the undivided interest in the Receivables purchased by GECC from Funding was tied to GECC’s commercial paper rate plus a specified number of basis points. Funding was required to pay certain unused availability fees under the Receivables Securitization Facility. Proceeds from securitization of receivables and components of the discounts and expenses on sales of receivables during fiscal 2006 were as follows (in thousands):

Proceeds from securitization of receivables	$259,916

Discount on sales of receivables	$2,694
Service and other fees	(482)

Discount and expenses on sales of receivables	$2,212

     On July 14, 2006, the Company and Funding terminated the Receivables Securitization Facility with GECC, discharging all of the obligations of the Company and Funding under the facility and releasing the blanket lien held by GECC on the Receivables. The Company paid a purchase price plus accrued yield and fees of $34.2 million in connection with the termination of the facility and repurchase of such receivables. Subsequently, on August 21, 2006, Funding was merged with the Company.
     6. Inventories:  Components of inventories at August 25, 2006 are as follows (in thousands):

Raw materials	$2,481
Finished goods	1,904
Dyes, chemicals and supplies	418
Work in process	285

$5,089

AVONDALE INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)
     7. Income Taxes:  For the fiscal year ended August 25, 2006, an income tax benefit of $16.0 million was recognized. The benefit was primarily related to the losses reported during fiscal 2006, reversing the deferred income taxes recorded at August 26, 2005. The income tax benefit recognized was less than the expected tax benefit based upon statutory income tax rates principally due to the provision of a $7.1 million valuation allowance against deferred tax assets at August 25, 2006.
     Deferred income taxes are provided for temporary differences in financial and income tax reporting. Significant components of the Company’s deferred tax assets and liabilities at August 25, 2006 are as follows (in thousands):

Deferred tax assets:
Employee benefit programs	$4,288
Receivable reserves	1,283
Net operating loss carry forwards	2,166
Other	3,005

Gross deferred tax assets	10,742
Deferred tax liabilities:
Depreciation	(3,623)
Other	(16)

Gross deferred tax liabilities	(3,639)

Net deferred taxes before valuation allowance	7,103
Valuation allowance	(7,103)

Net deferred taxes	$—

     As of August 25, 2006, the Company had available net operating loss carry forwards for federal income tax purposes of approximately $5.7 million, expiring 2018 through 2026, and certain state net operating loss carry forwards, expiring at various dates beginning in 2016, which have been recorded in deferred tax assets. As of August 25, 2006 the Company has provided for a valuation allowance against deferred tax assets, as the Company is unable to estimate the future amount, if any, of proceeds from Asset Sales or settlement of litigation, which may generate taxable income. The Company will maintain the valuation allowance until it determines that the carrying amount will be recoverable which is generally dependent upon the generation of future taxable income in the period of liquidation.
     8. Debt:  The Company has $90.0 million of the 2013 Notes outstanding. Covenants of the indenture under which the 2013 Notes were issued include, among other things, certain restrictive covenants applicable to incurrence of additional indebtedness, payment of dividends, retirement of capital stock or indebtedness, purchase of investments, sales or transfers of assets, certain consolidations or mergers and certain transactions with affiliates. Notwithstanding the Plan, in general, the amount of dividends and capital stock purchases may not exceed an amount equal to $20 million plus 50% of adjusted net income, or less 100% of adjusted net loss, all calculated on an accumulative basis subsequent to the date of the indenture. As a result of losses reported by the Company, the covenants of the indenture prohibit payment of dividends and purchases of capital stock until such time as sufficient earnings are reported to eliminate the restriction. In addition, the Company is restricted from incurring additional indebtedness, other than specified categories of permitted debt, in the event that after giving pro forma effect to the additional indebtedness, the Company’s interest coverage ratio (defined as the ratio of Adjusted EBITDA for the preceding four fiscal quarters to consolidated interest expense for the same period) is less than 2.0. As the Company’s interest coverage ratio at August 25, 2006 was less than 2.0, the Company is generally prohibited from incurring additional indebtedness until such interest coverage ratio is in excess of 2.0. Furthermore, covenants of the indenture under which the 2013 Notes were issued include a requirement to file with the United States Securities and Exchange Commission (the “SEC”), and provide the trustee and holder of the notes with, annual reports and

AVONDALE INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)
information, documents and other reports as specified in Sections 13 and 15(d) of the Exchange Act as would be required to be filed if the Company were subject such reporting requirements. As of August 25, 2006, the Company was not in compliance with this reporting requirement of the indenture of the 2013 Notes.
     Prior to the Plan, the Company had outstanding approximately $41.7 million of senior Floating Rate Notes due 2012 (the “2012 Notes”). The 2012 Notes were unsecured but ranked pari passu in right of payment with other senior indebtedness of the Company. Interest on the 2012 Notes was due quarterly in arrears, and was calculated based on the applicable three month LIBOR rate (subject to a minimum of 1.75% and a maximum of 4.5%) plus 7.0%. After July 1, 2006, the 2012 Notes became redeemable at the Company’s option at a redemption price of 103.0%, which declined in intervals to 100.0% in 2009 and thereafter. On July 17, 2006, the Company redeemed all $41.7 million of the 2012 Notes for a total redemption price of approximately $43.2 million, which included a redemption premium of approximately $1.25 million and accrued and unpaid interest from July 1, 2006 to the date of redemption of approximately $226,000. As the Company had made the regularly scheduled interest payment on the Floating Rate Notes at July 1, 2006, the redemption discharged all of the Company’s obligations under the 2012 Notes.
     Prior to the Plan, the Company maintained a senior secured revolving credit facility with GECC, providing aggregate borrowing availability up to $40 million, including letter of credit availability up to $10 million, based on levels of qualified inventory collateral and certain required minimum availability. On June 27, 2006, the Company terminated the revolving credit facility, discharging all of the Company’s obligations under the revolving credit facility and releasing GECC’s blanket lien on applicable receivables, inventories and equipment.
     Prior to the Plan, the Company was party to a secured five-year installment loan (the “Equipment Note”) with The CIT Group/Equipment Financing, Inc. (“CIT”). Terms of the Equipment Note called for repayment in 53 monthly payments of approximately $360,000 commencing March 1, 2003 and a final payment of approximately $896,000 on August 1, 2007. Interest accrued on the unpaid principal balance of the equipment note at a rate established annually on August 1 based on the Eurodollar rate plus a specified number of basis points. On June 9, 2006, the Company repaid the outstanding principal balance and accrued interest of approximately $5.9 million under the Equipment Note, discharging all of the Company’s obligations under the note and releasing CIT’s lien on substantially all of the equipment at two of the Company’s plant locations, both of which were sold on June 30, 2006.
     During fiscal 2006, the Company paid interest and fees on revolving credit and long-term debt of approximately $14.3 million.
     9.  Associate Profit Sharing and Savings Plan: Prior to the Plan, the Company had a discretionary profit sharing plan covering substantially all associates. In addition, the profit sharing plan had 401(k) savings options that were available to all associates. The Company’s expense related to the profit sharing and savings plan totaled approximately $160,000 for fiscal 2006.
     On May 26, 2006, the Company’s Board of Directors approved the termination of the profit sharing and savings plan. As a result, eligibility to participate in the profit sharing and savings plan was closed, all future contributions to the plan ceased and account balances of all plan participants were fully vested to the extent not already vested as of May 26, 2006. Distributions continue to be made to plan participants in accordance with the terms of the plan. However, distributions were suspended and remain suspended from the portion of the plan’s investment option that is invested in the Company’s Class A Common Stock in accordance with a blackout notice distributed to plan participants on May 22, 2006.
     10.  Postretirement Benefits: Prior to the Plan, the Company provided, under its associate group benefit plans, certain life insurance and medical benefits granted in 1964 to a closed group of associates, the majority of whom had retired and who had been in designated positions of management and had met certain age requirements at the time of grant. Certain medical benefits were also provided to three closed groups of early retirees as a result of the acquisition of the textile business of Graniteville Company in fiscal 1996.

AVONDALE INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)
     On July 31, 2006, the associate group life insurance and medical benefit plans were terminated by the Company, as allowed under the provisions of those plans. With the termination of the underlying associate group benefit plans, continued participation in these plans by the closed group of retirees also terminated, eliminating the Company’s postretirement obligation and future expense. Elimination of the obligation resulted in a non-cash gain of $4.9 million that was recognized as a component of the adjustments to liquidation basis.
     11. Common Stock:  Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to 20 votes with respect to matters submitted to a vote of shareholders. Each share of the Class B Common Stock is convertible at any time, at the option of its holder, into one share of Class A Common Stock. The Class B Common Stock will convert automatically into Class A Common Stock, and thereby lose its special voting rights, if such Class B Common Stock is sold or otherwise transferred to any person or entity other than certain designated transferees. As of August 25, 2006, there were 11,394,160 and 978,939 shares of Class A and Class B common stock outstanding, respectively.
     Under an agreement executed effective July 8, 2004 with an officer of the Company, the Company may be required to purchase a portion of the shares of Common Stock held by that officer (representing approximately 7.9% of the Company’s outstanding Common Stock) upon the death of the officer. The purchase price, as defined, will approximate market value.
     The Company maintained an employee Stock Option Plan that allowed for the grant of non-qualified and incentive stock options to purchase up to 1,081,250 shares of Class A Common Stock. Under the Stock Option Plan, options were granted to full-time employees, including executive officers of the Company. The Stock Option Plan expired in July 2003 and, accordingly, no additional options may be granted.
     On November 18, 2004, the Company adopted a Stock Option Plan for Non-Employee Directors, under which 150,000 shares of the Company’s Class A Common Stock are reserved for issuance. Under the 2004 plan, the terms of which are essentially the same as the 1997 Stock Option Plan for Non-employee Directors which was terminated in January 2005, each director is automatically granted each year, on the fifth day following the annual shareholders’ meeting, a fully vested option to purchase 2,000 shares of Class A Common Stock, at an option price equal to the fair market value of such stock on the date the option is granted. Options granted are exercisable for a period of ten years, subject to certain limitations.
     The Company adopted the provisions of Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, during fiscal 2003, electing to continue its use of the intrinsic value method. Accordingly, no stock-based compensation was historically recorded, as the exercise price of each option granted under plans equaled the market value of the underlying common stock on the date of grant. All options were fully vested prior to fiscal 2006. Accordingly, if the Company had accounted for employee stock options in accordance with Statement No. 123, the reported net loss for fiscal 2006 would not have differed.
     At August 25, 2006, options, representing 120,000 shares of the Company’s Class A Common Stock, issued under the three plans remained outstanding and exercisable.
     12. Commitments and Contingencies:
     The Company is involved in certain environmental matters and claims and expects that the future sale of properties will result in additional environmental testing. The Company has identified those environmental matters where it is probable that expenditures will be required. Based on discussions with outside consultants and regulatory authorities, the Company believes that the costs to provide full remediation of these items will be between $1.5 million and $2.5 million. Accordingly, the Company has established a reserve of approximately $2.1 million to cover the costs to investigate, monitor and remediate these environmental conditions. If more costly remediation measures are necessary than those believed to be probable based on current facts and circumstances, actual costs may exceed the

AVONDALE INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)
reserves provided. Where actual costs exceed current estimates in the future, the resulting loss from such items during the liquidation period will be reflected as an increase or decrease in net assets in liquidation.
     In separate actions initiated by private parties based on the public disclosure of an investigation by the U.S. Department of Justice, which was closed on October 11, 2005 without any action taken against the Company, the Company and various other defendants have been named in a consolidated class action complaint pending in the Middle District of North Carolina. The Company is also a defendant in a class action complaint filed in the Circuit Court of Shelby County, Tennessee. These complaints seek, under federal or state antitrust laws, various damages and injunctive relief related to the pricing and sale of open-end polyester related yarns. On January 24, 2005, the Company moved to dismiss the Tennessee state case for failure to state a claim; this motion is not fully briefed. On February 14, 2005, the Company, along with the other defendants named in the federal lawsuits, moved to dismiss the federal consolidated complaint based on arbitration agreements with certain of the named plaintiffs and moved to stay the federal court proceedings as to all plaintiffs. On November 9, 2005, the federal court denied the defendants’ motion to dismiss and ordered the case to go forward. On December 7, 2005, the Company filed its notice of appeal to the Fourth Circuit Court of Appeals seeking to reverse the trial court’s order. On March 8, 2006, the Company filed its appeal brief with the Fourth Circuit Court of Appeals. On September 18, 2006, the Fourth Circuit Court of Appeals heard oral argument on the appeal. The trial court has stayed the action pending the appeal. The Company does not believe it has engaged in any improper conduct with respect to the allegations in these lawsuits, but the Company nevertheless will be required to incur expenses in the defense and possible settlement of these lawsuits.
     On September 26, 2005, the Company filed suit in the Circuit Court of Aiken County, South Carolina against Norfolk Southern Corporation, Norfolk Southern Railway Company and certain individuals for damages sustained as a result of the defendants’ negligent and other tortious conduct in connection with the Norfolk Southern Derailment. The defendants removed the case to the United States District Court for the District of South Carolina, where it is currently pending. The Company’s complaint alleges, among other things, negligence, gross negligence, strict liability, nuisance and trespass. In addition, the complaint alleges that the defendants’ conduct resulted in damages including, but not limited to, inspection and testing costs, property losses, clean up and remediation costs, business interruption losses, increased administrative costs and out-of-pocket expenses, and damage to the long-term value of the Company’s business. In this suit, the Company is asking for actual and punitive damages of an unspecified amount. While the Company believes that it has meritorious claims against Norfolk Southern and is pursuing them vigorously, the Company cannot predict the ultimate outcome of the litigation, including the amount of any proceeds of the litigation that might be available for distribution to shareholders. While the trial is currently scheduled for October 2007, there can be no assurance that the trial will not be delayed or continued or any judgment will not be appealed and extend the timing of the legal proceedings.
     The Company leased certain of its facilities and equipment, primarily a warehouse, several sales offices and computer equipment. During fiscal 2006 rent expense for operating leases totaled approximately $1.8 million.
     At August 25, 2006, the Company estimated that $4.9 million in breakage fees would be payable to terminate certain contracts and operating leases during the liquidation. These breakage fees are included in the reserve for estimated costs during liquidation as described in Note 2.
     13. Related Party Transactions:  The Company purchased specialty chemicals from a supplier whose president is a director of the Company. During fiscal 2006 aggregate purchases from this supplier were approximately $1.7 million.
     14. Subsequent Events:  Subsequent to August 25, 2006, the Company has proceeded with the wind down of its business and orderly liquidation of assets, including the ongoing sale of inventories and collection of accounts receivable. Proceeds of additional sales of assets — salvage through October 27, 2006 have been approximately $3 million.

AVONDALE INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)
     The Company has entered into agreements, which had not closed as of August 25, 2006, to sell certain assets for aggregate proceeds of approximately $14 million. Agreements for pending asset sales are subject to conditions to closing, and the Company can provide no assurance that such transactions will ultimately close.